                                   SCHEDULE B

                            FUND ACCOUNTING AGREEMENT
                              COMPENSATION SCHEDULE
                      DELAWARE INVESTMENTS FAMILY OF FUNDS
                          EFFECTIVE AS OF MAY 16, 2002

                  Fee Schedule for The Delaware Group of Funds
                  --------------------------------------------

Part 1 - Fees for Existing Portfolios
------

Existing Portfolios are those so designated on Schedule A to the Fund Accounting Agreement between Delaware Service Company, Inc. and the Delaware Group of Funds dated as of August 19, 1996 ("Agreement").

                             Annual Asset Based Fees
                             -----------------------

First $10 Billion of Aggregate
 Complex Net Assets                                            2.5 Basis Points

Aggregate Complex Net Assets
 over $10 Billion                                              2.0 Basis Points

Annual asset based fees will be charged at a rate of 2.5 basis points for the first $10 Billion of Aggregate Complex Net Assets. Aggregate Complex Net Assets over $10 Billion will be charged at a rate of 2.0 basis points. These fees will be charged to a Portfolio on an aggregated pro rated basis.

                               Annual Minimum Fees
                               -------------------

Domestic Equity Portfolio                                                $35,000
Domestic Fixed Income Portfolio                                          $45,000
International Series Portfolio                                           $70,000
Per Class of Share Fee                                                   $ 4,000


There is an annual minimum fee that will be charged only if the annual asset based fee is less than the calculation for the minimum fee. This fee is based on the type and the number of classes per Portfolio. For an equity Portfolio $35,000 will be charged; for a fixed income Portfolio $45,000 will be charged, and for an international Portfolio $70,000 will be charged. For each class of shares, $4,000 will be charged, such amount to be prorated over a period of less than a year for any classes added after April 30, 1996. A total of all minimum fees will be compared to the total asset based fee to determine which fee is higher and, subsequently, will be used to bill the Companies.

Part 2 - Fees for New Portfolios
------

For each Portfolio designated as a New Portfolio on Schedule A to the Agreement, there will be a fee of 2.0 basis points, providing that the Delaware complex net assets are above $10 Billion (the rate would be 2.5 basis points if under $10 Billion and then 2.0 basis points once the net assets cross $10 Billion), or an annual minimum fee calculated in the manner described above, whichever is higher. This new fee would be added to the total of Existing Portfolio fees and then pro rated. Fees shall not be charged for New Portfolios included on Schedule A until such Portfolios shall have commenced operations.

Part 3 - Sharing Facilities
------

In the conduct of the business of the parties to this Agreement and in the performance of this Agreement, each party will bear its allocable portion of expenses common to each.

AGREED AND ACCEPTED:
DELAWARE SERVICE COMPANY, INC.           DELAWARE GROUP ADVISER FUNDS
                                         DELAWARE GROUP CASH RESERVE
                                         DELAWARE GROUP EQUITY FUNDS I
                                         DELAWARE GROUP EQUITY FUNDS II
                                         DELAWARE GROUP EQUITY FUNDS III
                                         DELAWARE GROUP EQUITY FUNDS IV
                                         DELAWARE GROUP EQUITY FUNDS V
                                         DELAWARE GROUP FOUNDATION FUNDS
                                         DELAWARE GROUP GLOBAL &
                                           INTERNATIONAL FUNDS
                                         DELAWARE GROUP GOVERNMENT FUND
                                         DELAWARE GROUP INCOME FUNDS
                                         DELAWARE GROUP LIMITED-TERM
                                           GOVERNMENT FUNDS
                                         DELAWARE GROUP STATE TAX-FREE INCOME
                                           TRUST
                                         DELAWARE GROUP TAX-FREE FUND
                                         DELAWARE GROUP TAX-FREE MONEY FUND
                                         DELAWARE POOLED TRUST
                                         DELAWARE VIP TRUST
                                         VOYAGEUR INSURED FUNDS
                                         VOYAGEUR INTERMEDIATE TAX-FREE FUNDS
                                         VOYAGEUR INVESTMENT TRUST
                                         VOYAGEUR MUTUAL FUNDS I
                                         VOYAGEUR MUTUAL FUNDS II
                                         VOYAGEUR MUTUAL FUNDS III
                                         VOYAGEUR TAX-FREE FUNDS,
                                         for its series set forth in Schedule A
                                         to this Agreement


By: /s/ Douglas L. Anderson                        By: /s/ David K. Downes
Name:  Douglas L. Anderson                         Name:  David K. Downes
Title:  Senior Vice President/Operations           Title:  President